Exhibit 99.1

Dream Finders Announces Fourth Quarter 2021 Earnings and Full Year 2021 Results

Pre-tax Income Increases 88% for Full Year 2021
 Total Company Revenues Increase 70% for Full Year 2021
 Largest Backlog in Company History Valued at Nearly $3 Billion

Jacksonville, Fla. – March 16, 2022 — Dream Finders Homes, Inc. (the “Company” or “DFH”) (NASDAQ: DFH), one of the nation’s fastest growing companies, announced financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights (As Compared to Fourth Quarter 2020)

•
Backlog of sold homes increased 163.2% to 6,381 homes valued at $2.9 billion, both Company records, compared to 2,424 homes valued at $865.1 million. McGuyer Homebuilders, Inc. (“MHI”), acquired on October 1, 2021, contributed 1,734 homes valued at $1.0 billion

•	Home building revenues increased 84.4% to $850.1 million from $461.0 million
•	Gross margin as a percentage of home sales revenues increased 60 basis points to 16.2% from 15.6%
•	Pre-tax income attributable to DFH increased 86.6% to $71.4 million, compared to $38.2 million
•	Average sales price of homes closed increased 28.4% to $440,939 from $343,305
•	Home closings increased 46.6% to 1,960 from 1,337 homes
•	Net new orders increased 42.3% to 1,974 from 1,387

Full Year 2021 Highlights (As Compared to Full Year 2020)

•	Home building revenues increased 70.0% to $1.9 billion from $1.1 billion
•	Gross margin as a percentage of home sales revenues increased 140 basis points to 16.0% from 14.6%
•	Pre-tax income attributable to DFH increased 87.9% to $148.6 million, compared to $79.1 million
•	Average sales price of homes closed increased 8.8% to $389,094 from $357,633
•	Home closings increased 54.5% to 4,874 from 3,154 homes
•	Net new orders increased 62.5% to 6,804 from 4,186
•	Active community count increased 62.7% to 205 from 126
•	Controlled lot pipeline increased 99.7% to 38,495 as of December 31, 2021, from 19,276 at December 31, 2020
•	Return on participating equity was 44.3% for the year ended December 31, 2021, compared to 47.0% for the year ended December 31, 2020

Acquisition of MHI

On October 1, 2021, the Company completed its acquisition of Texas based homebuilder, MHI. The acquisition allowed the Company to expand operations in the largest housing market in the U.S. It also provided DFH with a platform to capitalize on its land-light acquisition strategy and to achieve significant scale.

The following table shows MHI’s contribution to the Company for the fourth quarter of 2021:

Q4 2021 (unaudited)
Results and Operating Data (In thousands):		Units:
Revenues	$361,138	Net new orders	579
Cost of sales	308,866	Home closings	689
Gross margin	52,272
Gross margin %	14.5%
SG&A	29,755
SG&A % of revenue	8.2%
Net income	23,966
Net income %	6.6%

 Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “We concluded the fourth quarter and full year 2021 with record results, achieving revenue growth of 85% and 70% respectively, despite the sustained, well-known industry-wide labor, material, and supply chain challenges that remain prevalent to date.  We closed 4,874 homes during the year, representing 33% organic growth. Overall growth was 55%, inclusive of the strategic MHI acquisition, which granted DFH immediate access to the robust Texas markets.  I am proud of our team and the effort they put forth that has allowed us to achieve an outstanding year.  I look forward to a great year of execution in 2022 and to sharing additional details in my upcoming shareholder letter.”

Fourth Quarter 2021 Results

Home building revenues for the fourth quarter 2021 increased 84.4% to $850.1 million, compared to $461.0 million in the same year-ago quarter. Home closings increased 46.6% to 1,960, compared to 1,337 in the same year-ago quarter. Average sales price (“ASP”) of homes closed for the fourth quarter 2021 was $440,939, compared to $343,305 in the same year-ago quarter, primarily due to home price appreciation and our acquisition of MHI, which contributed 689 closings to the fourth quarter at an ASP of $532,243.

Home building gross margin in the fourth quarter 2021 improved 60 basis points to 16.2%, compared to 15.6% in the same year-ago quarter. The increase in gross margin percentage was primarily attributable to home price appreciation outpacing cost inflation as well as lower cost of funds from the legacy operations offset by slightly lower margins on home closings contributed by MHI in the fourth quarter of 14.5%.

SG&A as a percent of home sales revenues was 7.2% in the fourth quarter 2021, compared to 7.5% in the same year-ago quarter, primarily as a result of economies of scale.

Net new orders in the fourth quarter 2021 increased 42.3% to 1,974, compared to 1,387 in the same year-ago quarter, primarily due to increased community count.  The cancellation rate remains within industry averages at 12.2% for the year ended December 31, 2021, down, when compared to 12.8% in the same year-ago period. At the end of the fourth quarter 2021, the Company had the largest backlog in Company history with 6,381 homes, valued at $2.9 billion, which represents record increases of 163.2% and 236.7%, respectively, when compared to the year ended December 31, 2020. The average sales price in backlog as of December 31, 2021, was $456,538.

Net income attributable to DFH in the fourth quarter of 2021 was $57.3 million, or $0.55 per diluted share, compared to net income of $38.2 million in the fourth quarter of 2020.

Full Year 2021 Commentary

For the twelve months ended December 31, 2021, the Company incurred certain non-recurring expenses and recorded other adjustments in relation to its business combinations that were not operational in nature, including:

•	Transaction costs of $3.0 million in relation to its initial public offering
•	Transaction costs of $1.4 million related to the acquisition of businesses
•	Fair value adjustments from business combinations of $15.3 million, comprising contingent consideration revaluation of $7.5 million and inventory mark-up of $7.7 million

For the same year ended, the Company successfully compelled arbitration from a legal matter dating back to October of 2019 in Denver, CO and settled the matter during arbitration proceedings. The net impact to other expense was $7.5 million.

Other income related to the forgiveness of the Paycheck Protection Program grant for the year ended December 31, 2021 was $7.2 million.

The above non-operational items had a net impact of $19.9 million to pre-tax income. The after-tax effect to net income was a reduction of $16.2 million or 17.0 cents per diluted share.

Full Year 2022 Outlook

Dream Finders Homes expects a minimum of 7,000 home closings for the full year 2022 for the combined Company. Any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively impact the Company’s ability to achieve this number of home closings in 2022.  As of December 31, 2021, the combined Company backlog was 6,381 homes, with approximately 10% of the homes in backlog expected to be delivered in 2023 and beyond.  The Company continues to believe the backlog of homes sold is the best indicator for future growth.  The following table shows the backlog units and ASP as of December 31, 2021 by segment:

	As of December 31, 2021 (unaudited)
Backlog:	Units	Average Sales Price
Jacksonville	1,463	$391,593
Colorado	133	537,906
Orlando	934	476,442
DC Metro	16	644,288
The Carolinas	1,231	330,087
Texas	1,734	598,517
Other (1)	870	424,123
Total	6,381	$456,538

(1)	Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NASDAQ: DFH) is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2022 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021 (Unaudited)	2020 (Unaudited)	2021 .	2020 .
Revenues	$852,090	$461,100	$1,923,910	$1,133,807
Cost of sales	712,319	387,244	1,610,332	962,928
Selling, general and administrative expense	61,045	34,591	154,405	90,359
Income from equity in earnings of unconsolidated entities	(5,198)	(3,148)	(9,428)	(7,992)
Gain on sale of assets	(14)	(65)	(87)	(118)
Loss on extinguishment of debt	14	-	711	-
Other Income	-	-	-	-
Other	(827)	(150)	(7,827)	(1,322)
Paycheck Protection Program forgiveness	-	-	(7,220)	-
Other Expense	-	-	-	-
Other	7,560	216	12,771	3,188
Contingent consideration revaluation	1,771	1,491	7,533	1,379
Interest expense	0	747	672	871
Income before taxes	$75,420	$40,174	$162,048	$84,514
Income tax expense	(14,049)	-	(27,455)	-
Net and comprehensive income	$61,371	$40,174	$134,593	$84,514
Net and comprehensive income attributable to non-controlling interests	(4,068)	(1,946)	(13,461)	(5,420)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$57,303	$38,228	$121,132	$79,094

Earnings per share(5)
Basic	$0.58	$-	$1.27	$-
Diluted	$0.55	$-	$1.27	$-
Weighted-average number of shares
Basic	92,521	-	92,521	-
Diluted	103,297	-	95,314	-

Other Financial and Operating Data
Active communities at end of period(1)	205	126	205	126
Home closings	1,960	1,337	4,874	3,154
Average sales price for closed homes(2)	$440,939	$343,305	$389,094	$357,633
Net new orders	1,974	1,387	6,804	4,186
Cancellation rate	13.1%	12.9%	12.2%	12.8%
Backlog (at period end) - homes	6,381	2,424	6,381	2,424
Backlog (at period end, in thousands) - value	$2,913,170	$865,109	$2,913,170	$865,109
Gross margin (in thousands)(3)	$137,749	$71,755	$306,969	$165,048
Gross margin %(4)	16.2%	15.6%	16.0%	14.6%
Net profit margin	6.7%	8.3%	6.3%	7.0%

(1) A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
(2)  Average sales price of homes closed is calculated based on home sales revenue, excluding the impact of deposit forfeitures and percentage of completion revenues, over homes closed.
(3) Gross margin is home sales revenue less cost of sales. Gross margin includes commission expense.
(4) Calculated as a percentage of home sales revenues.
(5) The Company calculated earnings per share (“EPS”) based on net income attributable to common stockholders for the period January 21, 2021 through December 31, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership share of the Company. Diluted shares were calculated by using the treasury stock method for stock grants and the if‐converted method for the convertible preferred stock and the associated preferred dividends.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021 (unaudited)		2020 (unaudited)		2021 (unaudited)		2020 (unaudited)
	Units	Average Sales Price	Units 2	Average Sales Price 2	Units 3	Average Sales Price 3	Units 4	Average Sales Price 4
Home Closings:
Jacksonville	372	$397,731	520	$311,550	1,237	$363,755	1,395	$318,134
Colorado	89	508,526	86	457,672	230	488,502	269	454,802
Orlando	173	394,962	149	360,323	604	404,035	355	356,168
DC Metro	49	682,334	84	547,710	140	667,780	232	545,887
The Carolinas	326	307,025	312	286,296	1,233	300,426	312	286,296
Texas	689	532,243	-	-	689	532,243	-	-
Other (1)	262	391,057	186	400,613	741	350,142	591	391,337
Total	1,960	$440,939	1,337	$343,305	4,874	$389,094	3,154	$357,633

 (1) Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$227,227	$43,658
Restricted cash (VIE amounts of $2,855 and $8,793)	54,095	49,716
Accounts receivable (VIE amounts of $2,684 and $1,288)	33,482	16,766
Inventories:
Construction in process and finished homes	961,779	396,631
Joint venture owned land and lots
(VIE amounts of $20,708 and $40,901)	21,686	40,901
Company owned land and lots	83,197	46,840
Lot deposits	241,406	66,272
Equity method investments	15,967	4,545
Property and equipment, net	6,789	4,309
Operating lease right-of-use assets	19,359	14,219
Finance lease right-of-use assets	140	336
Intangible assets, net of amortization	9,140	2,660
Goodwill	171,927	28,566
Deferred tax asset	4,232	-
Other assets (VIE amounts of $1,289 and $1,288)	43,822	18,262
Total assets	$1,894,248	$733,680
Liabilities
Accounts payable (VIE amounts of $656 and $1,316)	$113,498	$37,419
Accrued expenses (VIE amounts of $7,284 and $9,977)	139,368	67,401
Customer deposits	177,685	59,392
Construction lines of credit	760,000	289,879
Notes payable (VIE amounts of $2,697 and $8,821)	3,291	29,653
Operating lease liabilities	19,826	14,411
Finance lease liabilities	140	345
Contingent consideration	124,056	23,158
Total liabilities	$1,337,864	$521,657
Commitments and contingencies
Mezzanine Equity
Preferred mezzanine equity	155,220	55,638
Common mezzanine equity	-	20,593
Total mezzanine equity	$155,220	$76,231

Members' Equity
Common members' equity	-	103,853
Total members' equity	$-	$103,853

Stockholders' Equity - Dream Finders Homes, Inc.
Class A common stock, $0.01 per share, 289,000
authorized, 32,295 outstanding	323	-
Class B common stock, $0.01 per share, 61,000
authorized, 60,226 outstanding	602	-
Additional paid-in capital	257,963	-
Retained earnings	118,194	-
Non-controlling interests	24,081	31,939
Total mezzanine equity, members' equity and stockholders' equity	556,383	212,023
Total liabilities, mezzanine equity, members' equity and stockholders' equity	$1,894,248	$733,680

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Interim CFO & Senior Vice President
Robert Riva – General Counsel & Vice President

SOURCE: Dream Finders Homes, Inc.